Exhibit 99.2

Gibbs System, Inc. dba Gibbs and Associates

Financial Statements

For the Year Ended December 31, 2007

(Together with Independent Auditors’ Report Thereon)

Gibbs System, Inc. dba Gibbs and Associates

Index to Financial Statements

For the Year Ended December 31, 2007

Lucas, Horsfall, Murphy & Pindroh, LLP

Certified Public Accountants and Business Advisors

INDEPENDENT AUDITORS’ REPORT

Gibbs System, Inc. dba Gibbs and Associates
Moorpark, California

We have audited the accompanying balance sheet of Gibbs System, Inc. dba Gibbs and Associates (a California corporation) as of December 31, 2007, and the related statements of income, stockholder’s deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gibbs System, Inc. dba Gibbs and Associates as of December 31, 2007, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 8, the Company and its sole shareholder entered into a Merger Agreement and Plan of Reorganization with Cimatron Limited and certain related entities. The plan of re-organization was effective as of January 2, 2008.

Pasadena, California
February 28, 2008

Gibbs System, Inc. dba Gibbs and Associates
Balance Sheet
December 31, 2007

ASSETS

Current Assets:
Cash		$852,206
Accounts receivable, net		2,748,993
Prepaid expenses		43,797

Total Current Assets		3,644,996

Property and Equipment:
Leasehold improvements	10,026
Computer equipment	470,593
Furniture and fixtures	457,306

	937,925

Less: Accumulated Depreciation	(780,155)	157,770

TOTAL ASSETS		$3,802,766

The accompanying notes are an integral part of this statement.
See Independent Auditors’ Report

Gibbs System, Inc. dba Gibbs and Associates
Balance Sheet (Continued)
December 31, 2007

LIABILITIES AND STOCKHOLDER’S DEFICIT

Current Liabilities
Accounts payable and accrued expenses		$766,531
Accrued payroll and related taxes		277,206
Deferred income		3,343,633
Pension plan payable		285,868
Phantom stock liability		548,527
Other current liabilities		307,792

Total Current Liabilities		5,529,557

TOTAL LIABILITIES		5,529,557

STOCKHOLDER’S DEFICIT

Common Stock- no par value; 1,000,000 shares authorized and 100,000 shares issued and outstanding	5,000
Retained Deficit	(1,731,791)	(1,726,791)

TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT		$3,802,766

The accompanying notes are an integral part of this statement.
See Independent Auditors’ Report

Gibbs System, Inc. dba Gibbs and Associates
Statement of Income
For Year Ended December 31, 2007

Sales
Software sales	$7,403,526
Training income	79,625
Services	4,322,538

Total Sales	11,805,689

Cost of revenues-Software Sales
Hardware and software maintenance	264,896
Salaries	301,204
Royalties	458,830
Other	249,486

Total Cost of Revenues-Software Sales	1,274,416

Cost of revenues-Services
Salaries	147,900
Other	30,227

Total Cost of Revenues-Services	178,127

Operating expenses
Marketing costs	491,292
Selling expenses	5,186,284
Research and development	2,019,339
General and administrative expenses	1,462,460
Phantom stock compensation	397,019

Total Operating Expenses	9,556,394

Income From Operations	796,752

Other Income
Interest income	14,189

Total Other Income	14,189

Income Before Provision of Income Taxes	810,941

Provision for income taxes	34,444

Net Income	$776,497

The accompanying notes are an integral part of this statement.
See Independent Auditors’ Report

Gibbs System, Inc. dba Gibbs and Associates
Statement of Stockholder’s Deficit
For Year Ended December 31, 2007

	Capital Stock		Retained Earnings (Deficit)	Total Stockholder’s Equity (Deficit)

	Shares	Amount

Balance, January 1, 2007	100,000	$5,000	$(420,662)	$(415,662)

Distributions	–	–	(2,087,626)	(2,087,626)

Net Income	–	–	776,497	776,497

Balance, December 31, 2007	100,000	$5,000	$(1,731,791)	$(1,726,791)

The accompanying notes are an integral part of this statement.
See Independent Auditors’ Report

Gibbs System, Inc. dba Gibbs and Associates
Statement of Cash Flows
For the Year Ended December 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$776,497
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	69,395
Change in:
Accounts receivable	(499,140)
Prepaid expenses	32,147
Accounts payable and accrued expenses	259,458
Phantom stock liability	(29,590)
Pension plan payable	25,151
Deferred income	490,492
Accrued payroll and related taxes	70,639
Other current liabilities	109,332

Net Cash Provided by Operating Activities	1,304,381

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(46,219)

Net Cash Used in Investing Activities	(46,219)

CASH FLOWS FROM FINANCING ACTIVITIES
Distribution to shareholders	(2,087,626)

Net Cash Used in Financing Activities	(2,087,626)

Decrease in cash during the year	(829,464)

Cash, beginning of year	1,681,670

Cash, end of year	$852,206

Supplemental disclosures of cash flow information
Cash paid during the year for:
Income taxes	$28,500

The accompanying notes are an integral part of this statement.
See Independent Auditors’ Report

Gibbs System, Inc. dba Gibbs and Associates
Notes to Financial Statements

(1)	NATURE OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of the Business - Gibbs System, Inc. dba Gibbs and Associates (“the Company”) incorporated and commenced operations on April 1, 1989. The company’s principle activity is software development and sales. The Company is located in Moorpark, California and distributes its software worldwide. See Note 8 regarding the Company’s merger and plan of reorganization.

Property and Equipment - Property and Equipment is stated at cost. Depreciation is provided using primarily accelerated methods over the useful lives of the assets (five to seven years). Leasehold improvements are amortized on a straight-line basis over the useful lives of the improvements (ten to forty years). When assets are sold or retired, the related costs and accumulated depreciation (which includes accumulated amortization) are removed from the accounts, and any resulting gains or losses are included in income.

Depreciation expense for the year ended December 31, 2007 was $69,395.

Revenue Recognition
The Company recognizes revenues in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position 97-2, “Software Revenue Recognition”, as amended.

Revenues from software license fees are recognized when persuasive evidence of an arrangement exists, the software product covered by written agreement or a purchase order signed by the customer has been delivered, the license fees are fixed and determinable and collection of the license fees is considered probable. When software arrangements involve multiple elements the Company allocates revenue to each element based on the relative fair values of the elements. The Company’s determination of fair value of each element in multiple element arrangements is based on vendor-specific objective evidence (“VSOE”). The Company limits its assessment of VSOE for each element to the price charged when the same element is sold separately.

Service revenues include consulting services, post-contract customer support and training. Consulting revenues are generally recognized on a time and material basis. Software maintenance agreements provide technical customer support and the right to unspecified upgrades on an if-and-when-available basis. Post-contract customer support revenues are recognized ratably over the term of the support period (generally one year) and training and other service revenues are recognized as the related services are provided. Deferred revenues represent mainly amounts received on account of service agreements.

Allowance for Doubtful Accounts
The Company’s allowance for loss on accounts receivable is maintained at an amount that management deems adequate to cover estimated losses. In determining the allowance to be maintained, management evaluates many factors including prevailing economic conditions and historical loss experience. At December 31, 2007, the Company had an allowance of approximately $186,000.

Research and Development
Costs relating to designing, developing and testing new software products are expensed as research and development as incurred.

Gibbs System, Inc. dba Gibbs and Associates
Notes to Financial Statements

(1).	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising Costs - Advertising costs are charged to expenses, as incurred.

Income Taxes - The Company has elected to be treated as an S corporation for Federal income and California franchise tax purposes. While this election is in effect, the Company’s income (whether distributed or not) will be taxed to its shareholders. Accordingly, no provision for Federal income tax has been made in the accompanying financial statements. The provision for California franchise taxes results from the California S corporation tax at the rate of 1.5%. The tax provision for the year ended December 31, 2007, was $34,444.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(2)	RELATED PARTY TRANSACTIONS

Building lease
The Company leases its office space from the sole shareholder of the Company. (See note 3)

(3)	COMMITMENTS

The Company was leasing its building (See Note 2) under a 21 year building lease expiring March 31, 2020. Pursuant to the merger of the Company (See note 8) the lease was terminated without any penalties to the Company. Rent expense for the year ended December 31, 2007 was $286,724.

The Company signed a new five year lease with monthly payments of $24,170 per month.

Minimum anual lease payments are as follows for the year ended December 31:

2008	$290,040
2009	290,040
2010	290,040
2011	290,040
2012	290,040

1,450,200

(4)	EMPLOYEE BENEFIT PLAN

The Company sponsors a 401(k) salary reduction plan (the “Plan”) for eligible employees, as defined. The Plan requires the Company to match 10% of its employees contributions. In 2007, on its discretion the Company matched an additional 90% of the employees contributions. The amount of pension cost recognized during the year ended December 31, 2007, was $324,959.

Gibbs System, Inc. dba Gibbs and Associates
Notes to Financial Statements (Continued)

(5)	CONCENTRATION OF CREDIT RISK

Cash
The Company maintains bank accounts with several banking institutions in which the deposits are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The Company’s uninsured cash deposited with the banks totaled $1,443,104 at December 31, 2007.

Accounts Receivable
At December 31, 2007, 25% of the Company’s accounts receivable were from four customers.

(6)	PHANTOM STOCK PROGRAM

Under the Company’s phantom stock program the Company had granted “Performance Shares” to certain employees under the Phantom Stock Program (Plan). Compensation to the holders of “Performance Shares” is due upon the termination of their employment or at the sale of the Company. Performance Shares are not, and do not create any rights in, common or other stock of the Company.

At December 31, 2007, Company signed a merger agreement with Cimatron Limited (See note 8). Prior to the merger the Company cancelled all outstanding Performance Shares and terminated the Plan. This event triggered the Company to cash out the holders of the “Performance Shares”. The Company’s total liability realted to the cancellation of the “Performance Shares” was $975,136, of which $426,609 was paid before year end.

(7)	DEFERRED INCOME

At December 31, 2007, deferred income consisted of the following:

Service sales recognized over the life of the service period	$2,181,338
Revenue deferral related to sixty day cancellation policy	1,037,795
Sales in process	124,500

$3,343,633

(8)	SUBSEQUENT EVENTS

The Company and its sole shareholder (“Gibbs”) entered into a merger agreement and Plan of Reorganization with Cimatron Limited, an Israeli Company (“Cimatron”), Cimatron Technologies, Inc., a Michigan Corporation (“CTI”), and Nortamic, LLC a California limited liability company, a wholly owned subsudiary of CTI (“Nortamic”). The agreement was effective at the close of business on January 2, 2008.

Gibbs exchanged 100,000 shares of the Company stock, which compromised all of the Company’s issued and outstanding shares, for cash and 1,500,000 shares of Cimatron. The Company was then merged into Nortamic and became a wholly owned subsudiary of CTI. Shortly after the merger the Company was renamed Cimatron Gibbs, LLC.

As a part of the merger Cimatron and Gibbs entered into a non-compete and an employment agreement.